EXHIBIT 10.1
MANUFACTURING SPEC UNIT PURCHASE AGREEMENT

This MANUFACTURING SPEC UNIT PURCHASE AGREEMENT (the “Agreement”) is effective as of October 28, 2026 (“Effective Date”) entered into by and between Workhorse Group Inc. (“Workhorse”) and Rhaelm Holdings Limited (“Rhaelm”) (each of Workhorse and Rhaelm a “Party” and, collectively, the “Parties”).
1.    DEFINITIONS
“Acceptance” means Rhaelm’s acceptance, or deemed acceptance, of the Manufacturing Spec Unit under Section 2.3, and “Accepted” has a corresponding meaning.
“Background Intellectual Property Rights” or “Background IPR” means, with respect to a Party, all Intellectual Property Rights owned or controlled by that Party (a) as of the Effective Date, or (b) developed or acquired by or for that Party after the Effective Date independently of this Agreement, including, in each case, any improvements or modifications made independently of this Agreement, but excluding the Developed Intellectual Property Rights.
“Blueprint” means the standard blueprint for rapid-deployment modular data centres and containerised power components developed under the Blueprint Collaboration, in the version made available by Rhaelm to Workhorse in connection with this Agreement and identified by Rhaelm in writing (including by version number or date), as modified only by a change order under Section 2.1.
“Blueprint Collaboration” means the collaboration between Rhaelm, Dell and Jera announced on October 1, 2026 to create a standard blueprint for rapid-deployment modular data centres and containerised power components, intended to comply with the reference architectures of the major chip suppliers so as to enable mass-market use of a standardized product.
“Business Day” means any day other than a Saturday, Sunday or a day on which U.S. banks are required to close.
“Completion” means Workhorse has built the Manufacturing Spec Unit substantially consistent with the Blueprint and the Completion Criteria and has notified Rhaelm in writing that it is available for inspection.
“Completion Criteria” means the objective criteria set out in Exhibit A, which are limited to physical form, layout, structural and integration features and do not require the Manufacturing Spec Unit to be functional or production-ready.
“Consortium Partners” means the members of the Blueprint Collaboration from time to time other than Rhaelm (at the date of the LOI, Dell and Jera).
“Developed Intellectual Property Rights” means all Intellectual Property Rights in any inventions, designs, works, know-how and other developments conceived, created or reduced to practice by or for either Party, alone or jointly, in the performance of this Agreement, including in the Manufacturing Spec Unit and any Workhorse adaptation, implementation, or integration of the Blueprint, but excluding the Blueprint itself, the Rhaelm Materials, Rhaelm Background IP (including Rhaelm's compute systems, software, AI compute architecture, data and mission requirements) and anything created solely by Rhaelm that constitutes Rhaelm’s Background IPR. Developed Intellectual Property Rights does not include Background Intellectual Property Rights.
“Intellectual Property Rights” means all intellectual property and proprietary rights anywhere in the world, whether registered or unregistered, including patents, copyrights, trademarks, trade secrets, rights in designs, know-how, software and data, moral rights, and all applications, registrations, renewals and extensions of any of them.
“LOI” means the letter of intent between Workhorse and Rhaelm dated on or about the Effective Date.
“Manufacturing Spec Unit” means the single initial manufacturing specification unit of a TerraPod system to be built by Workhorse under this Agreement consistent with the Blueprint. The Manufacturing Spec Unit is a non-functional manufacturing reference unit and is not a production unit.
“Milestone 1” means Rhaelm has (a) delivered the Platform Design Materials to Workhorse and (b) participated in an initial (virtual) program kick-off working session with Workhorse to walk through the Platform Design Materials.

“Milestone 2” means members of the Rhaelm team have visited Workhorse’s Union City, Indiana facility. Workhorse will make itself reasonably available to schedule the kick-off session and site visit within the periods in Section 3.2.
“Outside Date” means 12 months after the Effective Date, as extended under Section 3.4(c).
“Platform Design Materials” means Rhaelm’s preliminary platform design materials for the TerraPod system, in a form sufficient for Workhorse to begin design of the Manufacturing Spec Unit.
“Refund Event” has the meaning set forth in Section 3.4.
“Rhaelm Materials” means any proprietary information of and furnished by Rhaelm to Workhorse, including but not limited to the Blueprint and Platform Design Materials.
“Supply Agreement” means the definitive supply agreement for TerraPod systems contemplated by the LOI.
“Supply Failure” means that, before Acceptance, (a) a Refund Event occurs under Section 3.4(a)(ii) or (iii) or Workhorse ceases to carry on business generally and (b) Workhorse (or any successor, trustee, receiver or estate) does not, within 30 days after receiving Rhaelm's written notice of that event, either (i) confirm in writing that it will complete the Manufacturing Spec Unit in accordance with this Agreement or (ii) pay the refund due under Section 3.4(b); or, having given that confirmation, fails to achieve Completion within 90 days after it.
2.    DEVELOPMENT
2.1.    Development. Workhorse will use its commercially reasonable efforts to develop and achieve Completion of the Manufacturing Spec Unit consistent with the Blueprint and the Completion Criteria on the terms set forth in this Agreement, subject to Rhaelm’s compliance with its responsibilities hereunder. Any change to the Blueprint, the Completion Criteria or the Platform Design Materials requested by, or attributable to, Rhaelm shall be implemented only pursuant to a written change order, which shall provide for an equitable adjustment to the schedule and, if agreed in writing by both Parties, to the price.
2.2.     Rhaelm Responsibilities. Rhaelm will use its commercially reasonable efforts to perform all of its obligations under this Agreement, including making available the Blueprint and delivering any Rhaelm Materials. Rhaelm will use commercially reasonable efforts to obtain, at its cost, any consents of the Consortium Partners required for it to make the Blueprint available to Workhorse for use under this Agreement, and failure to obtain any such consent despite those efforts shall not be a breach of this Agreement. Subject to obtaining any such consents, Rhaelm will make the Blueprint available to Workhorse no later than the date of Milestone 1. Any delay in obtaining those consents from the Consortium Partners will extend the Outside Date. Rhaelm shall use the Blueprint, but if the Blueprint (or any such consent) is not available by the date that is 60 days after the Effective Date, Rhaelm shall, by written notice to Workhorse, instead provide its own written basis of design for the Manufacturing Spec Unit, substantially similar to the Blueprint as then contemplated by the Blueprint Collaboration (the “Alternative Design”). The Alternative Design must be reasonably acceptable to Workhorse as a basis for building the Manufacturing Spec Unit. From Workhorse's written acceptance of the Alternative Design, references to the Blueprint in Sections 2.1 and 2.3, in the definitions of “Completion” and “Completion Criteria,” and in Exhibit A will be read as references to the Alternative Design. All other references to the Blueprint are unaffected, and Rhaelm's obligations under this Section 2.2 regarding the Blueprint and Consortium Partner consents continue. The Alternative Design is Rhaelm Materials for all purposes of this Agreement. If the Manufacturing Spec Unit is Accepted against the Alternative Design, that Acceptance is final. Any later work to conform the Manufacturing Spec Unit to the Blueprint, or to meet any requirement of the Consortium Partners, will be performed only under a written change order or under the Supply Agreement, at Rhaelm's cost. That work will not affect Acceptance, the passing of title, or the Fees, and will not create or revive any refund right. Rhaelm shall make available in a timely manner at no charge to Workhorse any required technical or test data, programs, files, documentation, sample output, or other information and resources of Rhaelm reasonably required by Workhorse for the performance of the development of the Manufacturing Spec Unit. Rhaelm shall be responsible for, and assumes the risk of, any problems resulting from, the content, accuracy, completeness and consistency of all such data, materials and information supplied by Rhaelm. Any delay resulting from Rhaelm's election to use the Alternative Design, or from the time taken to deliver it, will extend the Outside Date under Section 3.4(c). The Fees and the payment dates in Section 3.2 are not affected by the use of the Alternative Design.

2.3.    Inspection and Acceptance. The Manufacturing Spec Unit will not be shipped to Rhaelm and will remain at Workhorse’s Union City, Indiana facility at Rhaelm’s request. Following Completion, Rhaelm will inspect the Manufacturing Spec Unit at that facility within 20 Business Days after Workhorse’s Completion notice. Rhaelm will accept the Manufacturing Spec Unit if it is substantially consistent with the Blueprint and the Completion Criteria. Rhaelm may reject the Manufacturing Spec Unit only by written notice delivered within that 20 Business Day period that identifies in reasonable detail each material non-conformity with the Blueprint or the Completion Criteria. Workhorse will use commercially reasonable efforts to correct any properly notified non-conformity within 30 days, after which the inspection process in this Section 2.3 will apply again, limited to the notified items. The Manufacturing Spec Unit will be deemed Accepted if Workhorse has sent Rhaelm a written reminder after the 20 Business Day period has expired and Rhaelm has not delivered a compliant rejection notice within a further 5 Business Days after receipt of that reminder, for reasons not caused by Workhorse and whether or not Rhaelm has inspected the Manufacturing Spec Unit. Rejection may not be based on functionality, production readiness, or any requirement not stated in the Blueprint or the Completion Criteria. For sake of clarity, no source code for software will be delivered by Workhorse under this Agreement.
2.4.    Use of Manufacturing Spec Unit. The Manufacturing Spec Unit will be used solely as a manufacturing reference and for the purpose of evaluating and preparing for a commercial supply relationship with Workhorse (“Purpose”). Rhaelm shall not, and shall not permit any third party to, (a) use the Manufacturing Spec Unit in any production environment, (b) transfer possession of or sell the Manufacturing Spec Unit to any third party, (c) reverse engineer, decompile, modify or replicate the Manufacturing Spec Unit, or (d) use the Manufacturing Spec Unit for any reason other than the Purpose.
2.5.    Delivery and Custody. The Manufacturing Spec Unit will be deemed delivered to Rhaelm upon Acceptance, without physical shipment. After Acceptance, Workhorse will identify the Manufacturing Spec Unit as Rhaelm’s unit, hold the Manufacturing Spec Unit at its facility at Rhaelm’s request until the later of (i) twelve (12) months after Acceptance and (ii) if the Supply Agreement is signed, twelve (12) months after its signing (the "Custody Period"), and will maintain commercially reasonable insurance on and give Rhaelm reasonable access to it on reasonable advance notice during business hours, subject to Workhorse’s site safety and confidentiality requirements. Storage beyond the Custody Period will be on terms (including as to cost) agreed by the Parties in writing. If no such agreement is reached, Rhaelm will request delivery within 30 days after the end of the Custody Period, and Workhorse will deliver the Manufacturing Spec Unit to Rhaelm at Rhaelm’s cost. If Rhaelm does not request delivery within that 30-day period, Workhorse may deliver the Manufacturing Spec Unit to a carrier or third-party storage provider for Rhaelm's account, at Rhaelm's cost and risk. Risk of loss remains with Workhorse while the Manufacturing Spec Unit is in Workhorse’s custody, except to the extent caused by Rhaelm or its personnel, and otherwise passes to Rhaelm at the end of the Custody Period. After Acceptance, Workhorse will not sell, transfer or redirect the Manufacturing Spec Unit to any other customer, and will not use it except (a) as a manufacturing reference for production of TerraPod systems for Rhaelm, (b) as necessary to store, maintain and insure it, and (c) for any other use Rhaelm approves in writing. Workhorse will deliver the Manufacturing Spec Unit to Rhaelm at any time on Rhaelm's request, at Rhaelm's cost.
3.    CONSIDERATION.
3.1.     Fees. In consideration for Workhorse’s obligations under this Agreement, Rhaelm shall pay Workhorse ten million U.S. dollars ($10,000,000) for the Manufacturing Spec Unit (“Fee”). All Fees are payable without offset, set-off, counterclaim or deduction.
3.2.    Payment Schedule. Rhaelm shall pay the Fee by wire transfer of immediately available funds as follows: (a) $6,000,000 on the Effective Date, which is a condition to the effectiveness of this Agreement; (b) $2,000,000 on the earlier of (i) achievement of Milestone 1 and (ii) the date that is 15 days after the Effective Date; and (c) $2,000,000 on the earlier of (i) achievement of Milestone 2 and (ii) the date that is 30 days after the Effective Date. A payment date under clause (b) or (c) will be deferred only if, and only for so long as, the applicable Milestone is not achieved solely because Workhorse fails to make itself reasonably available for it.
3.3.    Nature of Fees. The Fees are non-refundable except solely as set out in Section 3.4. Fees will not be credited against, or applied to, any purchase order, the Supply Agreement or any other amount payable by Rhaelm, and are not a deposit, loan or advance against future orders.

3.4.    Limited Refund. (a) A “Refund Event” occurs only if (i) Workhorse fails to achieve Completion by the Outside Date, Rhaelm gives Workhorse written notice of that failure, and Workhorse fails to achieve Completion within 90 days after receiving that notice, (ii) before Acceptance, Workhorse files a voluntary petition for bankruptcy or makes a general assignment for the benefit of creditors, (iii) before Acceptance, Workhorse is subject to an order or resolution for its winding up (other than for a solvent reorganisation), is the subject of an involuntary bankruptcy not dismissed in 60 days, or has a receiver, administrator or similar officer appointed over all or a material part of its assets, (iv) Completion has not occurred by the absolute long-stop date, other than as a result of a delay caused by Rhaelm, its affiliates, the Consortium Partners or their contractors, or any change order, or (v) before Acceptance, Rhaelm terminates this Agreement under Section 9.2 for a material breach by Workhorse not cured within the 30-day cure period. (b) If a Refund Event occurs, Rhaelm may terminate this Agreement by written notice within 30 days after the Refund Event, and Workhorse will refund the Fees actually received within 60 days after that notice; refunds for Refund Events under clause (a)(v) are instead payable without a separate termination notice, within 60 days after termination. The refund is Rhaelm’s sole and exclusive remedy for any failure or delay in achieving Completion. (c) The Outside Date will be extended day-for-day for any delay caused by Rhaelm, its affiliates, the Consortium Partners or their contractors (including late, incomplete or changed Platform Design Materials, Rhaelm Materials or Blueprint changes), any change order, any late payment of Fees, or any force majeure event under Section 10.2. The absolute long-stop date is twelve (12) months after the Outside Date as originally specified, as extended day-for-day for any delay caused by Rhaelm, its affiliates, the Consortium Partners or their contractors, or by any change order. (d) No refund will be payable under clause (a)(i) for any failure caused by any matter described in clause (c). (e) The refund right under this Section 3.4 terminates permanently on Acceptance. Section 8.2 shall not limit Workhorse’s obligations under this Section 3.4.
3.5.     Late Charges. Workhorse reserves the right to charge, and Rhaelm agrees to pay, a late charge equal to one percent (1%) per month on any amount that is unpaid on the due date. Workhorse may also suspend performance while any Fees are overdue, with a corresponding extension of the Outside Date.
3.6.    Taxes. All amounts payable under this Agreement shall exclude all applicable sales, use and other taxes and all applicable export and import fees, customs duties and similar charges. Rhaelm will be responsible for payment of all such taxes (other than taxes based on Workhorse’s income), fees, duties and charges, and any related penalties and interest, arising from the payment of any fees hereunder, the grant of license rights hereunder, or the delivery of services. Rhaelm will make all payments required hereunder to Workhorse free and clear of, and without reduction for, any withholding taxes. Any such taxes imposed on any payments hereunder to Workhorse will be Rhaelm’s sole responsibility, and Rhaelm will, upon Workhorse’s request, provide Workhorse with official receipts issued by the appropriate taxing authority, or such other evidence as Workhorse may reasonably request, to establish that such taxes have been paid.
4.    PROPRIETARY RIGHTS.
4.1.     Title. Except as provided in Section 4.5(b), title to the Manufacturing Spec Unit (as a physical item only) passes to Rhaelm on the later of Acceptance and payment of all Fees then due, while the Manufacturing Spec Unit remains in Workhorse’s custody. In all cases: (a) Rhaelm’s use of the Manufacturing Spec Unit will be limited as provided in Section 2.4, (b) Rhaelm’s use of software incorporated in the Manufacturing Spec Unit, if any, will be subject to an end user license agreement provided by Workhorse, and (c) no Intellectual Property Rights embodied in or practiced by the Manufacturing Spec Unit are conveyed to Rhaelm.
4.2.    Background IPR. Each Party retains all right, title and interest in and to its Background IPR. Except for the license expressly granted in Section 4.4, nothing in this Agreement transfers, assigns or licenses, by implication, estoppel or otherwise, any Background IPR of a Party to the other Party.
4.3.    Developed IPR. As between the Parties, Workhorse owns all right, title and interest in and to the Developed Intellectual Property Rights. Rhaelm hereby assigns, and will cause its personnel and contractors to assign, to Workhorse all right, title and interest it may have in any Developed Intellectual Property Rights.
4.4.     Rhaelm Materials. As between Workhorse and Rhaelm, Rhaelm owns the Rhaelm Materials. Rhaelm hereby grants to Workhorse a non-exclusive, worldwide, and royalty-free license to use the Rhaelm Materials solely for the development of the Manufacturing Spec Unit in accordance with this Agreement. Rhaelm will use commercially reasonable efforts to obtain any consents of the Consortium Partners required for that license in accordance with Section 2.2.
4.5.    Failure to Supply.
(a)  Provided Rhaelm has paid all Fees then due under Section 3.2, Workhorse hereby grants to Rhaelm, with effect from the occurrence of a Supply Failure, a non-exclusive, non-transferable license under the Developed Intellectual Property Rights solely to (i) complete, maintain, repair, modify and use the Manufacturing Spec Unit, and (ii) use the Manufacturing Spec Unit and the Developed Intellectual Property Rights as a reference for Rhaelm's internal evaluation, planning and specification of modular data center systems (together, the “License Purpose”). No license is granted under Workhorse's Background IPR. Neither Rhaelm nor any sublicensee may use the Developed Intellectual Property Rights to manufacture or have manufactured any unit (other than completing the Manufacturing Spec Unit) or any TerraPod system. Section 2.4 shall not restrict Rhaelm's use of the Manufacturing Spec Unit for the License Purpose, except that Sections 2.4(b) and 2.4(c) continue to apply (other than any modification permitted under clause (i)).
(b)  During a Supply Failure, Rhaelm may, by written notice to Workhorse, elect to take delivery of the Manufacturing Spec Unit in its then-current state. Delivery will be made at Workhorse's facility, and Rhaelm will bear all costs of removal and transport. Title to and risk of loss of the Manufacturing Spec Unit will pass to Rhaelm on delivery, and the Manufacturing Spec Unit is delivered “as is,” without any warranty other than the warranty in Section 6.1(c). Rhaelm's election under this Section 4.5(b) is in full satisfaction of its right to a refund under Section 3.4(b). Sections 2.4(b) and 2.4(c) continue to apply to the Manufacturing Spec Unit, other than as necessary to exercise the license under this Section 4.5(a).
(c) If the Supply Agreement has not been signed by the date falling twelve (12) months after Acceptance other than as a result of Rhaelm failing to negotiate in good faith, failing to provide information reasonably requested by Workhorse for the Supply Agreement, or refusing to enter into a Supply Agreement on terms substantially consistent with the LOI that Workhorse has offered Rhaelm in writing (a “No Supply Agreement Event”), then, provided Rhaelm has paid all Fees then due under Section 3.2, and notwithstanding Sections 2.4, 4.1(c), 4.5(a), 5.2, 9.1 and 9.3: (i) Workhorse shall grant to Rhaelm, with effect from the No Supply Agreement Event, a non-exclusive and perpetual license, which is non-transferable except to an affiliate of Rhaelm (and, if that transferee ceases to be an affiliate of Rhaelm, the license will automatically transfer back to Rhaelm), irrevocable except for Rhaelm's failure to pay undisputed license fees or royalties under clause (ii) within 30 days after Workhorse's written notice of non-payment, under the Developed Intellectual Property Rights to use the Developed Intellectual Property Rights to design, specify, manufacture and have manufactured modular data center units conforming to the Blueprint or, if applicable, the Alternative Design (or any later version of either) for Rhaelm, its affiliates and their customers in consideration of the license fees or royalties set out in clause (ii), including the right to sublicense to, and to disclose on a confidential basis to, the Consortium Partners and any manufacturer engaged by Rhaelm and approved by Workhorse (such approval not to be unreasonably withheld) who is bound by confidentiality and use restrictions at least as protective of Workhorse as those in this Agreement, solely for that purpose; (ii) Rhaelm shall pay Workhorse license fees or royalties on reasonable terms to be negotiated by the Parties in good faith or, failing agreement within 30 days after the No Supply Agreement Event, determined by an independent expert appointed by the American Arbitration Association, whose determination will be final and binding on the Parties, and the license will not become exercisable until those terms are agreed in writing or so determined; (iii) Workhorse shall, within 30 Business Days after the later of the license becoming exercisable and Workhorse's receipt of Rhaelm's written request, deliver to Rhaelm copies of the drawings, bill of materials and specifications for the Manufacturing Spec Unit; and (iv) for three (3) years after the No Supply Agreement Event, Rhaelm shall not engage any third party to make, have made, or supply any modular data center units (or any component thereof) embodying or derived from the Developed Intellectual Property Rights, except a manufacturer that (A) has been approved by Workhorse under clause (i), (B) has agreed in writing to confidentiality and use restrictions at least as protective of Workhorse as those in this Agreement, and (C) uses the Developed Intellectual Property Rights solely to make units for Rhaelm, its affiliates and their customers. Rhaelm is responsible for any breach of those restrictions by any such manufacturer. During the period in clause (iv), Rhaelm shall not engage a Workhorse Competitor as a manufacturer under this Section 4.5(c). “Workhorse Competitor” means any person, other than a Consortium Partner or any of its affiliates, whose principal business is the design or manufacture of mobile or modular data center enclosures in competition with Workhorse.

5.    CONFIDENTIALITY.
5.1.    Ownership of Confidential Information. The Parties acknowledge that during the performance of this Agreement, each Party will have access to certain of the other Party’s Confidential Information or Confidential Information of third parties that the disclosing party (“Discloser”) is required to maintain as confidential. For purposes of this Agreement “Confidential Information” means any material or information relating to a Party’s research, development, products, product plans, services, customers and customer lists, markets, software, developments, inventions, processes, formulas, technologies, designs, drawings, marketing, finances, or other business information or trade secrets that such Discloser treats as proprietary or confidential. Without limiting the foregoing, (i) all information regarding the Manufacturing Spec Unit, including any proprietary information or trade secrets embodied in the Manufacturing Spec Unit, but excluding any testing results and information generated by Rhaelm from use of the Manufacturing Spec Unit (provided that any such results or information that disclose the design or construction of the Manufacturing Spec Unit remain Confidential Information of Workhorse), is Confidential Information of Workhorse; and (ii) all information pertaining to the Rhaelm Materials is Confidential Information of Rhaelm. Both Parties agree that all items of Confidential Information are proprietary to the Discloser or such third party, as applicable, and shall remain the sole property of the Discloser or such third party.
5.2.    Mutual Confidentiality Obligations. Each Party agrees as follows: (i) to use the Confidential Information only for the purposes described herein; (ii) that such Party will not reproduce the Confidential Information and will hold in confidence and protect the Confidential Information from dissemination to, and use by, any third party; (iii) that neither Party will, unless expressly authorized in writing, create any derivative work from Confidential Information disclosed to such Party by the other Party; (iv) to restrict access to the Confidential Information to such of its personnel, agents, and/or consultants, if any, who have a need to have access and who have been advised of and have agreed in writing to treat such information in accordance with the terms of this Agreement; and (v) to return or destroy all Confidential Information of the other Party in its possession upon termination or expiration of this Agreement. Notwithstanding the foregoing, each party may disclose Confidential Information on a confidential basis and subject to confidentiality obligations (a) to its Affiliates, on a need-to-know basis; (b) to its shareholders and investors in accordance with its shareholders’ agreement and articles of association; (c) to its financiers and advisers, on a need-to-know basis; and (d) in the case of Rhaelm, to the Consortium Partners, on a need-to-know basis, to the extent required for the Blueprint Collaboration, and provided that the Consortium Partners agree to confidentiality terms at least as protective as those set forth herein with respect to such Confidential Information.
5.3.    Confidentiality Exceptions. Notwithstanding the foregoing, the provisions of Sections 5.1 and 5.2 shall not apply to Confidential Information that (i) is publicly available or in the public domain at the time disclosed; (ii) is or becomes publicly available or enters the public domain through no fault of the receiving party (“Recipient”); (iii) is rightfully communicated to the Recipient by persons not bound by confidentiality obligations with respect thereto; (iv) is already in the Recipient’s possession free of any confidentiality obligations with respect thereto at the time of disclosure; (v) is independently developed by the Recipient without referencing the Confidential Information of the discloser; or (vi) is approved for release or disclosure by the Discloser without restriction. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required (a) in order to comply with the order of a court or other governmental body, or as otherwise necessary to comply with applicable law, provided that the Party making the disclosure pursuant to the order shall first have given written notice to the other Party and made a reasonable effort to obtain a protective order; or (b) to establish a Party’s rights under this Agreement, including to make such court filings as it may be required to do.
5.4.    Injunctive Relief. Because unauthorized use or disclosure of Confidential Information might result in immediate and irreparable injury to the Discloser for which monetary damages might not be adequate, in the event that the Recipient or any officer, director, employee, agent, professional, or subcontractor of the Recipient uses or discloses Confidential Information or, in the Discloser’s reasonable opinion, any such person is likely to use or disclose Confidential Information in breach of the Recipient’s obligations under this Agreement, the Discloser will be entitled to seek equitable relief, including, without limitation, temporary and permanent injunctive relief and specific performance. The rights in this Section 5.4 are in addition to any other rights of the Discloser under this Agreement, at law, or in equity.
5.5.    Public Disclosure. Notwithstanding Sections 5.1 through 5.3 or any other agreement between the Parties other than the LOI, Workhorse may disclose the existence and terms of this Agreement, the Fees and their payment, and may file this Agreement (with any redactions permitted by law), (a) in its filings with the U.S. Securities and Exchange Commission and any stock exchange, (b) to actual and prospective investors, lenders and financing sources, and (c) to governmental authorities and public officials, in each case as Workhorse reasonably determines necessary or advisable, including on signing of this Agreement. Disclosures under clauses (b) and (c) shall be made on a confidential basis. Any press release or public statement naming Rhaelm requires Rhaelm’s prior written approval, not to be unreasonably withheld or delayed, except for disclosures legally required by SEC or NASDAQ rules, which remain subject to Rhaelm’s review and comment. Any such disclosure shall be consistent with clause 10.1 of the LOI and, to the extent lawful and practicable, Workhorse shall give Rhaelm a reasonable opportunity to review and comment on the content and timing of any disclosure naming Rhaelm.
6.    WARRANTIES AND LIMITATIONS.
6.1.    Warranties of Workhorse. Workhorse represents and warrants that (a) all services shall be provided in a professional and workmanlike manner, in accordance with industry standards; (b) Workhorse has all necessary rights to provide the Manufacturing Spec Unit to Rhaelm for the use permitted herein; and (c) upon the passing of title under Section 4.1, Rhaelm will receive good title to the Manufacturing Spec Unit, free of any liens, security interests, or other encumbrances created by Workhorse. Workhorse acknowledges and agrees that, if Workhorse becomes a debtor in any case under title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), Workhorse shall treat Rhaelm as a trade creditor of Workhorse for all purposes in such case, and any amounts owed to Rhaelm under this Agreement arise from the provision of goods or services in the ordinary course of Workhorse’s business.
6.2.    Warranties of Rhaelm. Rhaelm represents and warrants that Rhaelm has all necessary rights to provide the Rhaelm Materials to Workhorse for the use permitted herein, provided that this warranty is subject to Section 2.2 as to any Consortium Partner consents.
6.3.    Disclaimer. EXCEPT AS EXPRESSLY WARRANTED HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF OPERABILITY, CONDITION, TITLE, NON-INFRINGEMENT, NON-INTERFERENCE, QUIET ENJOYMENT, VALUE, ACCURACY OF DATA, OR QUALITY, AS WELL AS ANY WARRANTIES OF MERCHANTABILITY, SYSTEM INTEGRATION, WORKMANSHIP, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. NO WARRANTY IS MADE BY A PARTY ON THE BASIS OF TRADE USAGE, COURSE OF DEALING OR COURSE OF TRADE. WORKHORSE DOES NOT WARRANT THAT THE MANUFACTURING SPEC UNIT OR ANY OTHER INFORMATION, MATERIALS, TECHNOLOGY OR SERVICES PROVIDED UNDER THIS AGREEMENT WILL MEET RHAELM’S REQUIREMENTS OR THAT THE OPERATION THEREOF WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ALL ERRORS WILL BE CORRECTED. RHAELM ACKNOWLEDGES THAT WORKHORSE’S OBLIGATIONS UNDER THIS AGREEMENT ARE FOR THE BENEFIT OF RHAELM ONLY.
7.    INDEMNIFICATION.
7.1.    Indemnity. Each Party (an “Indemnifying Party”) will indemnify, defend, and hold harmless the other Party (an “Indemnified Party”) and its equityholders, managers, directors, officers, employees, and agents from and against all judgments, damages, losses, and expenses (including reasonable associated attorneys’ fees and costs) arising out of, or resulting from, any third-party claim, action, suit, or other proceeding (collectively, “Claims”) to the extent alleging that or arising from a Party’s gross negligence or willful misconduct.
7.2.    Rhaelm IP Indemnity. Rhaelm will indemnify, defend and hold harmless Workhorse and its affiliates, and their respective equityholders, managers, directors, officers, employees, contractors and agents, from and against all Claims, and all resulting judgments, damages, losses, and expenses (including reasonable attorneys' fees and costs), to the extent alleging that the Blueprint, the Rhaelm Materials or Rhaelm's Background IPR, or Workhorse's use of any of them as contemplated by this Agreement, infringes, misappropriates or otherwise violates any Intellectual Property Rights of a third party. Rhaelm will have no obligation under this Section 7.2 to the extent a Claim arises from (a) a modification by Workhorse that was not specified, provided or approved by Rhaelm, (b) Workhorse's use of any of them outside the scope of this Agreement, or (c) the combination of the Blueprint, the Rhaelm Materials or

Rhaelm's Background IPR with any equipment, software, design, specification or other item designed, specified, supplied or selected by Workhorse (including Workhorse's Background IPR and the Developed Intellectual Property Rights), where the Claim would not have arisen but for that combination.
7.3.    Workhorse IP Indemnity. Workhorse will indemnify, defend and hold harmless Rhaelm and its affiliates, and their respective equityholders, managers, directors, officers, employees, contractors and agents, from and against all Claims, and all resulting judgments, damages, losses, and expenses (including reasonable attorneys' fees and costs), to the extent alleging that the Manufacturing Spec Unit, Workhorse's Background IPR or the Developed Intellectual Property Rights, or Rhaelm's use of any of them as contemplated by this Agreement, infringes, misappropriates or otherwise violates any Intellectual Property Rights of a third party. Workhorse will have no obligation under this Section 7.3 to the extent a Claim arises from (a) the Blueprint, the Rhaelm Materials or Rhaelm's Background IPR, (b) a modification by Rhaelm that was not specified, provided or approved by Workhorse, (c) Rhaelm's use of the Manufacturing Spec Unit outside the scope of this Agreement, or (d) the combination of the Manufacturing Spec Unit, Workhorse's Background IPR or the Developed Intellectual Property Rights with any equipment, software, design, specification or other item specified, supplied or required by Rhaelm or the Consortium Partners, where the Claim would not have arisen but for that combination.
7.4    Indemnity Procedures. The obligations of this Section 7 are conditioned upon the Indemnifying Party receiving (i) prompt written notice of any claim; (ii) reasonable cooperation from the Indemnified Party in the defense or settlement of the claim; and (iii) sole control of the defense of the claim and any settlement thereof; provided that the Indemnifying Party shall not make any settlement admitting the other’s liability without its consent, not to be unreasonably withheld, conditioned, or delayed.
8.    LIMITATION OF LIABILITY.
8.1.    NEITHER PARTY SHALL HAVE LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
8.2.    EXCEPT FOR BREACHES OF THE CONFIDENTIALITY PROVISIONS IN SECTION 5, OBLIGATIONS UNDER THE INDEMNIFICATION PROVISIONS IN SECTION 7.1, AND RHAELM’S OBLIGATION TO PAY THE FEES AND OTHER AMOUNTS DUE UNDER SECTION 3, THE LIABILITY OF ONE PARTY TO THE OTHER FOR ANY REASON OR REASONS AND UPON ANY CAUSE OF ACTION OR CAUSES OF ACTION SHALL BE LIMITED TO THE AMOUNTS PAID TO WORKHORSE UNDER THIS AGREEMENT. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE.
8.3.    Essential Basis. The disclaimers, exclusions and limitations of liability set forth in this Agreement form an essential basis of the bargain between the Parties, and, absent any of such disclaimers, exclusions or limitations of liability, the provisions of this Agreement, including, without limitation, the economic terms, would be substantially different.
9.    TERM; TERMINATION.
9.1.    Term. This Agreement shall commence on the Effective Date and shall remain in effect until the later of (a) Acceptance and payment of all Fees, and (b) delivery of the Manufacturing Spec Unit to Rhaelm under Section 2.5, or, if earlier, the end of the period for requesting delivery under Section 2.5, unless earlier terminated under Section 3.4 or 9.2. Execution, expiry or termination of the LOI or the Supply Agreement, or any failure to sign the Supply Agreement, will not affect this Agreement or the Fees.
9.2.    Termination for Breach. Either Party may, at its option, terminate this Agreement in the event of a material breach by the other Party. Such termination may be effected only through a written notice to the breaching Party, specifically identifying the breach or breaches on which such notice of termination is based. The breaching Party will have a right to cure such breach or breaches within thirty (30) days of receipt of such notice, and this Agreement shall terminate in the event that such cure is not made within such thirty (30)-day period. Any failure or delay in achieving Completion is governed exclusively by Section 3.4 and is not a material breach under this Section 9.2. Without limiting the foregoing, Workhorse may immediately terminate this Agreement upon written notice in the event that Rhaelm becomes insolvent or enters bankruptcy during the term of this Agreement. Except as provided in Section 3.4, no termination entitles Rhaelm to a refund of any Fees.
9.3.    Effect of Termination. Upon any termination of this Agreement, each Party shall (i) immediately discontinue all use of the other Party’s Confidential Information; (ii) delete the other Party’s Confidential Information from its computer storage or any other media, including, but not limited to, online and off-line libraries; (iii) shall return to the other Party or, at the other Party’s option, destroy, all copies of such other Party’s Confidential Information then in its possession; and (iv) shall promptly pay all amounts due and remaining payable hereunder. If this Agreement is terminated under Section 3.4, no further Fees will accrue or become payable after the date of termination.
9.4.    Survival. The provisions of Sections 1, 2.4, 2.5, 3.3, 3.4(a), 3.4(b), 3.4(e) (second sentence), 3.5 and 3.6 (in the case of Sections 3.5 and 3.6, as to amounts accrued before termination), 4, 5, 6.1, 6.2, 6.3, 7, 8, 9.3, 9.4, and 10 will survive the termination or expiry of this Agreement.
10.    MISCELLANEOUS
10.1.    Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with, and shall be governed by, the laws of the state of Delaware, without giving effect to its rules regarding conflicts of laws. Each Party agrees that any and all causes of action between the parties arising from or in relation to this agreement shall be brought exclusively in the state and federal courts located within the state of Delaware.
10.2.    Force majeure. A Party shall be excused from performance of its obligations under this Agreement if such a failure to perform results from compliance with any requirement of applicable law, acts of god, fire, strike, embargo, terrorist attack, war, insurrection or riot or other causes beyond the reasonable control of the Party. Any delay resulting from any of such causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable under the circumstances. This Section 10.2 does not excuse any obligation to pay Fees.
10.3.    Assignment. Neither Party shall assign this Agreement or any of its rights or obligations under it without the other Party’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed, and, absent such consent, any purported assignment shall be null, void and of no effect. Notwithstanding the foregoing, either Party may assign this Agreement in its entirety, without consent, to a successor in connection with a merger or a sale of all or substantially all of its assets or capital stock, provided that Rhaelm may not assign this Agreement to a competitor of Workhorse without Workhorse’s prior written consent. Any permitted assignee must assume in writing all obligations of the assigning Party under this Agreement. This Agreement shall be binding upon and inure to the benefit of Workhorse and Rhaelm and their successors and permitted assigns.
10.4.    Independent Contractors. Rhaelm and Workhorse acknowledge and agree that the relationship arising from this Agreement does not constitute or create any joint venture, partnership, employment relationship or franchise between them, and the Parties are acting as independent contractors in making and performing this Agreement.
10.5.    Export. Each Party will comply with all applicable export control and sanctions laws and regulations in connection with this Agreement, and will not export, re-export or transfer any technical data, software or items received from the other Party except in compliance with those laws. Each Party will provide the other with any export classification information reasonably requested to support that compliance.
10.6.    No Third Party Beneficiaries. The Parties acknowledge that the covenants set forth in this Agreement are intended solely for the benefit of the Parties, their successors and permitted assigns. Nothing herein, whether express or implied, shall confer upon any person or entity, other than the Parties, their successors and permitted assigns, any legal or equitable right whatsoever to enforce any provision of this Agreement.
10.7.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one Agreement.
10.8.    Entire Agreement. This Agreement, including its Exhibits, sets forth the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and, except as specifically provided herein, supersedes and merges all prior oral and written agreements, discussions and understandings between the Parties with respect to the subject matter hereof, and neither of the Parties shall be bound by any conditions, inducements or representations other than as expressly provided for herein. This Agreement is a binding, standalone agreement and is not superseded, limited or made non-binding by the LOI, the Supply Agreement or any other definitive agreement unless that agreement expressly refers to and amends this Agreement. No amendment to this Agreement shall be valid unless such amendment is made in writing and is signed by the authorized representatives of the Parties. No waiver under this Agreement shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of such waiver is sought. Any delay or forbearance by either Party in exercising any right hereunder shall not be deemed a waiver of that right. If any provision of this Agreement is invalid or unenforceable for any reason in any jurisdiction, such provision shall be construed to have been adjusted to the minimum extent necessary to cure such invalidity or unenforceability. The headings in this Agreement are inserted merely for the purpose of convenience and shall not affect the meaning or interpretation of this Agreement.
Signatures Follow

The Parties agree to the above terms and have executed this Agreement as of the Effective Date set forth above.

“Workhorse” Workhorse Group Inc.	“Rhaelm” Rhaelm Holdings Limited
By: _____/s/ Scott Griffith_______________ Name: __Scott Griffith______________ Title: _____CEO_________________	By: ______/s/ Ben Lloyd___________ Name: ___Ben Lloyd_____________ Title: ____Executive Chairman______

EXHIBIT A
COMPLETION CRITERIA

The Completion Criteria, consisting of the objective criteria for the physical form, layout, structural and integration features of the Manufacturing Spec Unit, have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Workhorse Group Inc. agrees to furnish supplementally a copy of the omitted exhibit to the Securities and Exchange Commission upon request.